Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Post-Effective Amendment #1 To Form Sb-2 On Form S-1 of Bosco Holdings, Inc. of our report dated July 6, 2010 on our audit of the financial statements of Bosco Holdings, Inc. as of March 31, 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended March 31, 2010 and 2009 and since inception on December 13, 2006 through March 31, 2010, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

August 12, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351